[Cortech Logo]

                        A GREENMAILER AND HOSTILE RAIDER
                   IS TRYING TO TAKE CONTROL OF YOUR COMPANY


Dear Fellow Stockholder:

         By now you probably know that "Asset Value Fund" is soliciting your vote in its attempted hostile takeover of Cortech, Inc. Do not be fooled!! Do not sign Asset Value's green proxy card!! Asset Value is an investment vehicle formed by Paul Koether, a notorious greenmailer and corporate raider. Koether and his wife have a documented twenty-year history of taking short-term positions in public companies, waging costly and divisive proxy contests under the stated purpose of protecting stockholder interests and then taking an above-market price - greenmail - to go away.

         The Cortech Board is committed to maximizing the value of Cortech stock for the benefit of all stockholders. Cortech's Board nominees include scientists and businessmen with years of experience in the pharmaceutical industry. In contrast, Koether is proposing to elect a slate of his business partners, none of whom have any pharmaceutical industry experience. Cortech's Board believes that Cortech's technology has significant value that can benefit stockholders. Koether has offered no plan for Cortech other than to conduct what we think is a fire sale of the Company. Ask yourself why. Compare the backgrounds of the two slates, and we believe you will agree that Koether and his slate will not understand, and will not be able to realize, the full value of Cortech's technology.

            PROTECT YOUR INTERESTS AGAINST THOSE OF A HOSTILE RAIDER
               AND GREENMAILER! VOTE THE ENCLOSED WHITE PROXY CARD
                              TODAY. TIME IS SHORT.
                    THE ANNUAL MEETING IS SEPTEMBER 4, 1998.

         Over the past 20 years, Koether and his wife have extracted greenmail from more than a dozen companies to the detriment of the other stockholders of those companies. The Koethers have been able to receive these big payoffs by selling stock back to the company and agreeing to stop making trouble. The Los Angeles Times wrote about the Koethers "They frequently launch takeover bids and threaten proxy fights to the point where many executives pay them to go away."1 Here is the simple strategy they've followed since the 1970's:

                    The Koethers' Personal Enrichment Scheme

                  x Phase one: take a short-term minority position in a distressed security;

                  x Phase two: threaten to disrupt corporate plans without offering any tangible, superior alternative, sometimes filing lawsuits; and

                  x Phase three: obtain greenmail if at all possible or, alternatively, wage an expensive and disruptive proxy fight in order to acquire control of the company and its assets.

         Unfortunately, the Koethers have chosen your Company as their next target.

         Ten years ago, a partnership formed by the Koethers sued to stop a merger involving May Petroleum. The Delaware Chancery Court said: "As will be seen, the Court is placed in the difficult position of having to choose between two protagonists, both of which seem to have little concern for the interests of hapless minority stockholders." Analyzing the history of the Koethers' partnership, the Court said: "Emerald obviously deals in many forms of shareholder blackmail, i.e., greenmail, in attempts to gain control of corporations or be bought out at substantial premiums." The Court eventually enjoined the merger, upholding Emerald's role as a representative of the May stockholders, but wrote: "Emerald has assumed the role here as being a fiduciary for the minority stockholders, a role which is probably entirely new to it. Having assumed that role it will be expected to fulfill it in the high standards required by Delaware law." That litigation, begun ten years ago, is still ongoing today.

         But things have not changed for the better since the 1980s. Koether wants you to believe he is just an activist shareholder. But the actions characterized by the Court ten years ago as "shareholder blackmail" have continued.

         Just this year, Koether sold shares of FIND/SVP, Inc. back to FIND at a substantial premium over market value in connection with the settlement of litigation. The only difference from the May case was that the FIND litigation did not involve claims on behalf of all FIND stockholders, so the Koethers did not have to act as a fiduciary for the other stockholders.

         Less than two years ago, Pureworld Inc., another Koether-led vehicle, extracted $825,000 from American Industrial Properties REIT in a litigation settlement. Once again, the claims in the REIT litigation were not claims made by Pureworld on behalf of all of the REIT's stockholders, so the Koethers did not have to act as a fiduciary for the other stockholders.

                                 MAKE NO MISTAKE
                     GREENMAILERS AND HOSTILE RAIDERS DO NOT
                  REPRESENT THE INTEREST OF OTHER STOCKHOLDERS

         In its campaign materials, Asset Value says it intends to benefit from its Cortech investment only to the same extent other stockholders benefit. But nothing obligates Koether to live up to his promise if he takes control of Cortech. Indeed, Koether has engaged in, and been sued over, a number of self-dealing transactions in the companies he controls. We urge you to examine Koether's record before casting a vote for him and giving him control of your Company!

         We ask for your support in order to stop Koether. Please sign, date and return the enclosed WHITE proxy card. Do not sign or return any green proxy card from Asset Value, even marked to withhold your vote as a protest! If you have already signed a GREEN Asset Value proxy card, you have every legal right to change your vote by signing, dating and returning the enclosed WHITE proxy card.

                                               Sincerely,

                                               /s/ Bert Fingerhut

                                               Bert Fingerhut
                                               Chairman of the Board and
                                               Acting Chief Executive Officer
August 12, 1998


                                    IMPORTANT
                  Please sign, date and return your WHITE PROXY
                    CARD today Use the enclosed, postage paid
                                    envelope

                   If you have questions or need assistance in
                     voting your shares, please contact the
                           Company's proxy solicitor,
                    D.F. King & Co., Inc., at 1-800-848-3051


--------
1 J. Bates, "Shell Company's Fate Rests With Dissidents" The Los Angeles Times, March 15, 1988. The permission of The Los Angeles Times to use this quote was neither sought nor obtained.